EXHIBIT 3.1.1

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION


Three Shades For Everybody, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Three Shades For Everybody, Inc. a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for consideration thereof and consent thereto by a majority in interest of the stockholders of the corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article IV" so that, as amended, said Article shall be and read as follows:

     The corporation shall have the authority to issue two hundred and forty million shares of common stock with a par value of $0.001 and sixty million shares of preferred stock with a par value of $0.001. The preferred stock may be issued in series, each of which may have such voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, as shall be stated in the resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by this provision of its certificate of incorporation.

SECOND: That thereafter, written consents for the above amendment were obtained from a majority in interest of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Board of Directors and Stockholders of Three Shades For Everybody, Inc. has caused this certificate to be signed by Daniel C. Masters, an Authorized Officer, this 25th day of June, 2010.


By: /s/ Daniel C. Masters
    ------------------------------------
    Daniel C. Masters, President